Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the amendment to the statement on Schedule 13G with respect to the Common Stock, $0.01 par value, of MagnaChip Semiconductor Corporation, dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  March 2, 2018

Evermore Global Advisors, LLC

By:	/s/ Eric LeGoff
Eric LeGoff
President

Evermore Global Value Fund, a series of Evermore Funds Trust

By:	/s/ Eric LeGoff
Eric LeGoff
CEO